Filed pursuant to Rule 424(b)(3)
Registration No. 333-128775
PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated January 13, 2006)
CSK Auto, Inc.
$125,000,000 3 3/8% Senior Exchangeable Notes due 2025
Guaranteed by
CSK Auto Corporation
CSKAUTO.COM, Inc.
Fastlane Merger LLC
Murray’s Inc.
MDAS Inc.
Murray’s Discount Auto Stores, Inc.
and
Shares of CSK Auto Corporation Common Stock Issuable Upon Exchange of the Notes

       This prospectus supplement No. 1 supplements and amends the prospectus dated January 13, 2006 relating to the resale by the selling securityholders of up to $125,000,000 aggregate principal amount of the 3 3/8% Senior Exchangeable Notes due 2025 issued by CSK Auto, Inc. and shares of CSK Auto Corporation common stock issuable upon exchange of the notes. This prospectus supplement should be read in conjunction with the prospectus dated January 13, 2006, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.
      The table appearing under the caption “Selling Securityholders” beginning on page 62 of the prospectus sets forth information with respect to the selling securityholders and the respective amounts of notes beneficially owned by each selling securityholder that may be offered pursuant to the prospectus. The information that is set forth below supersedes the information previously listed in the prospectus with respect to the selling securityholders listed below to reflect corrected information as of the prospectus date.

Other Shares of
CSK Corp.
Common Stock
	Aggregate			Beneficially
	Principal Amount		Number of	Owned Before the
	of Notes		Shares of CSK	Offering and	Percentage of
	Beneficially	Percentage of	Corp. Common	Assumed to be	CSK Corp.
	Owned that May	Notes	Stock that May	Owned Following	Common Stock
Name*	be Sold ($)	Outstanding**	be Sold***	the Offering	Outstanding****

CQS Convertible and Quantitative Strategies Master Fund Limited(11)	1,000,000	—	43,313	—	—
Ellington Overseas Partners, Ltd.(12)	1,450,000	1.16%	62,803	—	—
      Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in additional prospectus supplements if and when necessary.

       Investing in these notes involves risks. See “Risk Factors” beginning on page 10 of the prospectus.

      Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This prospectus supplement is dated February 3, 2006